Exhibit 99.1
Milacron Holdings Corp. Reports Second Quarter 2017 Results

Consumables driving a solid second quarter with both organic sales growth and margin expansion
2017 Second Quarter Overview

•	Sales of $309.2 million increased 0.4% on an as-reported basis and 1.4% on a constant currency basis

•	Orders of $334.9 million increased 3.3% on an as-reported basis and 4.4% on a constant currency basis

•	Operating earnings (GAAP) decreased 19.9% to $28.6 million; Adjusted EBITDA (non-GAAP) increased 3.1% to $59.6 million

•	Diluted EPS (GAAP) of $0.14; Diluted adjusted EPS (non-GAAP) of $0.46

•	Cash flow from operations of $7.3 million decreased $18.2 million, driving free cash flow of $5.9 million, a $6.7 million decrease versus $12.6 million from the prior year

Cincinnati - July 27, 2017 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced financial results for the second quarter ended June 30, 2017.

	Three Months Ended June 30,
In millions (except per share data)	2017	2016	Change	% Change (Constant Currency)
New orders	$334.9	$324.1	3.3%	4.4%
Sales	$309.2	$308.1	0.4%	1.4%
Operating earnings	$28.6	$35.7	(19.9)%
Adjusted EBITDA (1)	$59.6	$57.8	3.1%
% of sales	19.3%	18.8%	+50 bps
Diluted EPS	$0.14	$0.18	(22.2)%
Diluted adjusted EPS (1)	$0.46	$0.41	12.2%
Cash flow from operations	$7.3	$25.5	$(18.2)
Free cash flow (1)	$5.9	$12.6	$(6.7)

	Six Months Ended June 30,
In millions (except per share data)	2017	2016	Change	% Change (Constant Currency)
New orders	$661.3	$615.9	7.4%	8.7%
Sales	$594.6	$585.4	1.6%	2.8%
Operating earnings	$48.3	$67.7	(28.7)%
Adjusted EBITDA (1)	$109.6	$104.9	4.5%
% of sales	18.4%	17.9%	+50 bps
Diluted EPS	$(0.21)	$0.32	NMF
Diluted adjusted EPS (1)	$0.78	$0.68	14.7%
Cash flow from operations	$(1.4)	$49.4	$(50.8)
Free cash flow (1)	$(12.0)	$29.1	$(41.1)
(1) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non- GAAP measure to its most directly comparable GAAP measure.
NMF - Not Meaningful

“Milacron's strong performance continued through the second quarter, with 1.4% constant currency sales growth and Adjusted EBITDA margin expansion of 50 basis points, resulting in a solid second quarter adjusted earnings per share of $0.46" said Milacron Chief Executive Officer, Tom Goeke. "Orders and sales momentum continued in the second quarter, even compared to a high prior year comp. Our outperformance has been led by our MDCS and Fluids businesses as well as our APPT aftermarket business through the first half of 2017. Year to date, organic sales are ahead 2.8% and Adjusted EBITDA is up 4.5% versus the prior year."

Milacron Chief Financial Officer, Bruce Chalmers, added, "The consumables portion of our portfolio posted an impressive second quarter driving overall company sales growth and margin expansion. Our free cash flow performance was below our expectations for the quarter with increases in accounts receivable and inventory. Although behind for the first half of the year, the working capital build will convert to cash before year end."

2017 Outlook
Milacron forecasts 0% to 2% organic sales growth in 2017, which is in line with current market conditions. Adjusted EBITDA is forecasted to be between $219 million and $225 million. Free Cash Flow before restructuring is forecasted to be between $90 million and $100 million.

Supplemental Guidance Information
Capital Expenditures	~$50 million
Interest Expense (P&L)	~$46 million
Cash Interest (Cash Flow)	~$57 million
Non-GAAP Tax Provision (P&L)	$32 to $36 million
Cash Taxes (Cash Flow)	$30 to $34 million
Diluted Shares Outstanding	~72 million shares
Second Quarter Results
For the second quarter of 2017, sales of $309.2 million increased 0.4% from sales of $308.1 million in the same period a year ago. Excluding the unfavorable effects of currency movements, organic sales for the second quarter of 2017 increased 1.4% versus the prior year period. Operating earnings for the second quarter of 2017 decreased 19.9% to $28.6 million compared to operating earnings of $35.7 million in the prior year period. Operating earnings for the second quarter of 2017 were negatively impacted by $6.0 million of incremental restructuring costs when compared to the prior period. Adjusted EBITDA for the second quarter of 2017 increased 3.1% to $59.6 million, or 19.3% of sales, compared to Adjusted EBITDA of $57.8 million, or 18.8% of sales, in the prior year period. Net earnings totaled $10.1 million, or $0.15 per basic share and $0.14 per diluted share, in the second quarter of 2017 compared to net earnings of $12.9 million, or $0.19 per basic share and $0.18 per diluted share, in the prior year period. Adjusted Net Income totaled $32.6 million, or $0.46 per diluted share, in the second quarter of 2017 compared to Adjusted Net Income of $29.0 million, or $0.41 per diluted share, in the prior year period.
Year-to-Date Results
For the first six months of 2017, sales of $594.6 million increased 1.6% from sales of $585.4 million in the same period a year ago. Excluding the unfavorable effects of currency movements, organic sales for the first six months of 2017 increased 2.8% versus the prior year period. Operating earnings for the first six months of 2017 decreased 28.7% to $48.3 million compared to operating earnings of $67.7 million in the prior year period. Operating earnings for the first six months of 2017 were negatively impacted by $9.2 million of incremental restructuring costs when compared to the prior period. Adjusted EBITDA for the first six months of 2017 increased 4.5% to $109.6 million, or 18.4% of sales, compared to Adjusted EBITDA of $104.9 million, or 17.9% of sales, in the prior year period. Net loss totaled $14.5 million, or $0.21 per basic and diluted share, in the first six months of 2017 compared to net earnings of $22.7 million, or $0.34 per basic share and $0.32 per diluted share, in the prior year period. Adjusted Net Income totaled $55.2 million, or $0.78 per diluted share, in the first six months of 2017 compared to Adjusted Net Income of $47.8 million, or $0.68 per diluted share, in the prior year period.

Segment Results
Advanced Plastic Processing Technologies (APPT)
Sales for the second quarter of 2017 were $166.3 million compared to $179.0 million in the same period a year ago. Excluding $0.2 million of favorable effects of currency movements, sales decreased 7.2% over the prior year period. Operating earnings for the second quarter of 2017 decreased 68.4% to $4.9 million compared to operating earnings of $15.5 million in the prior year period. Adjusted EBITDA in the second quarter of 2017 decreased 14.2% to $20.0 million, or 12.0% of sales, from Adjusted EBITDA of $23.3 million, or 13.0% of sales, in the prior year period.
For the first six months of 2017, sales were $322.9 million compared to $335.1 million in the same period a year ago. Excluding $0.7 million of unfavorable effects of currency movements, sales decreased 3.4% over the prior year period. Operating earnings for the first six months of 2017 decreased 72.3% to $7.0 million compared to operating earnings of $25.3 million in the prior year period. Adjusted EBITDA for the first six months of 2017 decreased 6.3% to $37.4 million, or 11.6% of sales, versus Adjusted EBITDA of $39.9 million, or 11.9% of sales, in the prior year period.
Melt Delivery & Control Systems (MDCS)
Sales for the second quarter of 2017 were $112.4 million compared to $100.5 million in the same period a year ago. Excluding $2.9 million of unfavorable effects of currency movements, sales increased 14.7% over the prior year period. Operating earnings for the second quarter of 2017 increased 23.9% to $30.1 million compared to operating earnings of $24.3 million in the prior year period. Adjusted EBITDA in the second quarter of 2017 increased 21.5% to $40.1 million, or 35.7% of sales, from Adjusted EBITDA of $33.0 million, or 32.8% of sales, in the prior year period.
For the first six months of 2017, sales were $212.2 million compared to sales of $193.5 million in the same period a year ago. Excluding $5.1 million of unfavorable effects of currency movements, sales increased 12.3% over the prior year period. Operating earnings for the first six months of 2017 increased 5.9% to $55.6 million compared to operating earnings of $52.5 million in the prior year period. Adjusted EBITDA for the first six months of 2017 increased 13.9% to $72.9 million, or 34.4% of sales, from Adjusted EBITDA of $64.0 million, or 33.1% of sales, in the prior year period.
Fluid Technologies
Sales for the second quarter of 2017 were $30.5 million compared to $28.6 million in the same period a year ago. Excluding $0.6 million of unfavorable effects of currency movements, sales increased 8.7% over the prior year period. Operating earnings for the second quarter of 2017 increased 10.0% to $5.5 million compared to operating earnings of $5.0 million in the prior year period. Adjusted EBITDA in the second quarter of 2017 increased 6.2% to $6.9 million, or 22.6% of sales, from Adjusted EBITDA of $6.5 million, or 22.7% of sales, in the prior year period.
For the first six months of 2017, sales were $59.5 million compared to sales of $56.8 million in the same period a year ago. Excluding $1.4 million of unfavorable effects of currency movements, sales increased 7.2% over the prior year period. Operating earnings for the first six months of 2017 increased 11.0% to $10.1 million compared to operating earnings of $9.1 million in the prior year period. Adjusted EBITDA for the first six months of 2017 increased 1.6% to $12.8 million, or 21.5% of sales, from Adjusted EBITDA of $12.6 million, or 22.2% of sales, in the prior year period.
Additional Financial Information

Milacron ended the second quarter of 2017 with cash and cash equivalents of $94.1 million and total debt, excluding unamortized discount and debt issuance costs, of $949.5 million, resulting in net debt of $855.4 million and a net total leverage ratio of 3.9x.

Conference Call
Milacron will host a conference call to discuss its second quarter 2017 financial results at 8 a.m. Eastern Time on July 27, 2017. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until August 10, 2017 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13666037.

About Milacron
Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding, mold components and extrusion equipment plus a wide market range of advanced fluid technologies.

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017, and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Free Cash Flow. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net income before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards, acquisition integration costs, professional services and certain other non-recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. We believe Adjusted Diluted Earnings Per Share is useful to investors because it measures our operating performance, on a per share basis, by adjusting net earnings (loss), on a per share basis, to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards, acquisition integration costs, professional services and certain other non-recurring items. We believe the presentation of Adjusted Diluted Earnings Per Share enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Diluted Earnings Per Share as an alternative to earnings per share, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Free Cash Flow

Free Cash Flow is defined as cash provided by operating activities, plus proceeds from disposals of property and equipment, plus proceeds from sale-leaseback financing less cash used in additions to property and equipment. We believe Free Cash Flow is useful to investors because it measures the operating cash flow of the Company, excluding the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, Free Cash Flow provides an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. We also believe the presentation of this measure enhances investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of Free Cash Flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on the Company's indebtedness or cash payments for business acquisitions. You should not consider Free Cash Flow as an alternative to similar metrics, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:

Investor Relations Contact:
Mac Jones, Milacron
Mac_Jones@milacron.com
513-487-5057

Media Contact:
Michael Ellis, Milacron
Michael_Ellis@milacron.com
905-877-0185 ext. 354

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017 (Unaudited)	December 31, 2016
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$94.1	$130.2
Accounts receivable, net	206.2	182.3
Inventories, net:
Raw materials	97.9	81.3
Work-in-process	68.3	52.6
Finished products	127.5	115.6
Total inventories	293.7	249.5
Prepaid and other current assets	43.8	46.3
Total current assets	637.8	608.3
Property and equipment, net	262.8	243.7
Goodwill	521.6	507.9
Intangible assets, net	337.7	341.8
Other noncurrent assets	21.1	20.3
Total assets	$1,781.0	$1,722.0
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$6.9	$7.0
Long-term debt and capital lease obligations due within one year	9.5	0.3
Accounts payable	100.5	92.5
Advanced billings and deposits	63.6	52.7
Accrued salaries, wages and other compensation	27.3	26.7
Accrued interest	0.4	13.9
Other current liabilities	65.0	59.7
Total current liabilities	273.2	252.8
Long-term debt and capital lease obligations	920.9	934.1
Deferred income tax liabilities	70.6	64.4
Accrued pension liabilities	30.4	27.8
Other noncurrent accrued liabilities	22.1	8.0
Total liabilities	1,317.2	1,287.1
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Capital in excess of par value	669.3	661.0
Retained deficit	(86.1)	(68.9)
Accumulated other comprehensive loss	(120.1)	(157.9)
Total shareholders’ equity	463.8	434.9
Total liabilities and shareholders’ equity	$1,781.0	$1,722.0

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, except share and per share data)
Net sales	$309.2	$308.1	$594.6	$585.4
Cost of sales	205.4	200.8	397.0	382.0
Manufacturing margins	103.8	107.3	197.6	203.4
Operating expenses:
Selling, general and administrative expenses	64.5	63.9	129.1	126.7
Amortization expense	7.1	8.0	14.1	15.7
Gain on currency translation	(2.8)	(1.2)	(4.1)	(8.0)
Other expense, net	6.4	0.9	10.2	1.3
Total operating expenses	75.2	71.6	149.3	135.7
Operating earnings	28.6	35.7	48.3	67.7
Interest expense, net	10.4	15.1	22.8	30.4
Loss on debt extinguishment	—	—	25.2	—
Earnings before income taxes	18.2	20.6	0.3	37.3
Income tax expense	8.1	7.7	14.8	14.6
Net earnings (loss)	$10.1	$12.9	$(14.5)	$22.7

Weighted average shares outstanding:
Basic	68,500,028	67,419,130	68,380,684	67,299,239
Diluted	70,938,518	70,208,768	68,380,684	69,979,425

Earnings (loss) per share:
Basic	$0.15	$0.19	$(0.21)	$0.34
Diluted	$0.14	$0.18	$(0.21)	$0.32

MILACRON HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2017	2016
	( in millions)
Operating activities
Net (loss) earnings	$(14.5)	$22.7
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	28.8	29.8
Unrealized gain on currency translation of intercompany advances	(5.0)	(7.3)
Amortization of deferred financing costs	1.6	1.9
Loss on debt extinguishment	25.2	—
Non-cash stock-based compensation expense	4.3	2.4
Deferred income taxes	2.0	(1.6)
Changes in assets and liabilities:
Accounts receivable	(16.2)	3.1
Inventories	(34.8)	(6.8)
Prepaid and other current assets	(0.5)	(10.9)
Accounts payable	7.3	(0.1)
Advanced billings and deposits	9.3	7.6
Other current liabilities	(11.6)	4.6
Other noncurrent assets	1.0	2.7
Other noncurrent accrued liabilities	1.7	1.3
Net cash (used in) provided by operating activities	(1.4)	49.4
Investing activities
Purchases of property and equipment	(25.0)	(20.9)
Proceeds from disposals of property and equipment	3.5	0.6
Net cash used in investing activities	(21.5)	(20.3)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	1,010.4	—
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(1,014.7)	(0.7)
Net (decrease) increase in short-term borrowings (original maturities of 90 days or less)	(0.3)	0.2
Debt extinguishment costs	(18.0)	—
Proceeds from exercise of stock options	3.2	2.5
Proceeds from lease financing transaction	10.9	—
Debt issuance costs	(9.6)	—
Net cash (used in) provided by financing activities	(18.1)	2.0
Effect of exchange rate changes on cash	4.9	0.5
(Decrease) increase in cash and cash equivalents	(36.1)	31.6
Cash and cash equivalents at beginning of period	130.2	67.5
Cash and cash equivalents at end of period	$94.1	$99.1

MILACRON HOLDINGS CORP.

SALES BY BUSINESS SEGMENT
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	( in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$166.3	$179.0	$322.9	$335.1
Melt Delivery and Control Systems	112.4	100.5	212.2	193.5
Fluid Technologies	30.5	28.6	59.5	56.8
Total	$309.2	$308.1	$594.6	$585.4

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions)
Net earnings (loss)	$10.1	$12.9	$(14.5)	$22.7
Amortization expense	7.1	8.0	14.1	15.7
Currency effect on intercompany advances (a)	(3.1)	(0.3)	(5.0)	(7.3)
Organizational redesign costs (b)	15.9	5.8	27.1	8.9
Long-term equity awards (c)	2.2	0.7	4.5	3.0
Debt costs (d)	—	—	26.8	—
Professional services (e)	1.5	1.0	3.7	2.1
Fair market value adjustments (f)	—	—	—	0.3
Annual effective tax rate adjustment (g)	(1.3)	1.0	(2.1)	2.0
Other (h)	0.2	(0.1)	0.6	0.4
Adjusted Net Income	$32.6	$29.0	$55.2	$47.8
Income tax expense (g)	9.4	6.7	16.9	12.6
Interest expense, net	10.4	15.1	22.8	30.4
Depreciation expense	7.2	7.0	14.7	14.1
Adjusted EBITDA	$59.6	$57.8	$109.6	$104.9

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.

(b)
Organizational redesign costs in the three months ended June 30, 2017 primarily included $6.9 million for termination costs as a result of eliminated positions and $4.0 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic. Organizational redesign costs in the six months ended June 30, 2017 primarily included $11.1 million for termination costs as a result of eliminated positions and $9.1 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic. Organizational redesign costs in the three months ended June 30, 2016 primarily include $2.1 million for termination costs as a result of eliminated positions, $1.7 million of costs related to the shutdown of facilities and $0.2 million related to relocating our facility in Belgium to the Czech Republic. Organizational redesign costs in the six months ended June 30, 2016 primarily included $3.3 million for termination costs as a result of eliminated positions, $2.4 million of costs related to the shutdown of facilities and $0.5 million of costs related to relocating our facility in Belguim to the Czech Republic.

(c)
Long-term equity awards include the charges associated with stock-based compensation awards granted to certain members of management and independent directors in the three and six months ended June 30, 2017 and 2016.

(d)
Debt costs incurred during the six months ended June 30, 2017 included $25.2 million of debt extinguishment costs and $1.6 million of fees related to the new senior secured term loan facility due September 2023 ("2017 Term Loan Facility").

(e)
Professional fees in the three months ended June 30, 2017 and 2016 included $1.5 million and $1.0 million, respectively, of costs for strategic organizational initiatives. Professional fees in the six months ended June 30, 2017 and 2016 included $3.7 million and $2.1 million, respectively, of costs for strategic organizational initiatives.

(f)	Non-cash fair market value adjustments relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen in the fourth quarter of 2015.

(g)	The annual effective tax rate adjustment primarily includes the tax benefit associated with reconciling net earnings (loss) to Adjusted Net Income.

(h)	Other costs for the six months ended June 30, 2016 includes the write-off of a $0.5 million non-trade receivable.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions)
Operating earnings (loss):
APPT	$4.9	$15.5	$7.0	$25.3
MDCS	30.1	24.3	55.6	52.5
Fluids	5.5	5.0	10.1	9.1
Corporate	(11.9)	(9.1)	(24.4)	(19.2)
Total operating earnings	28.6	35.7	48.3	67.7
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	4.9	4.9	9.7	10.0
Currency effect on intercompany advances (a)	(0.9)	—	(0.9)	—
Organizational redesign costs (b)	10.9	2.8	20.8	4.2
Professional services (e)	0.2	0.1	0.5	0.1
Fair market value adjustments (f)	—	—	—	0.3
Other (g)	—	—	0.3	—
Total APPT Adjustments	15.1	7.8	30.4	14.6
MDCS Adjustments:
Depreciation and amortization	8.0	8.5	16.2	16.7
Currency effect on intercompany advances (a)	(0.9)	(0.8)	(2.7)	(7.1)
Organizational redesign costs (b)	2.8	0.9	3.4	1.9
Professional services (e)	—	0.1	0.2	0.1
Other (g)	0.1	—	0.2	(0.1)
Total MDCS Adjustments	10.0	8.7	17.3	11.5
Fluids Adjustments:
Depreciation and amortization	1.2	1.3	2.4	2.7
Organizational redesign costs (b)	0.4	0.2	0.5	0.3
Other (g)	(0.2)	—	(0.2)	0.5
Total Fluids Adjustments	1.4	1.5	2.7	3.5
Corporate Adjustments:
Depreciation and amortization	0.2	0.3	0.5	0.4
Currency effect on intercompany advances (a)	(1.3)	0.5	(1.4)	(0.2)
Organizational redesign costs (b)	1.8	1.9	2.4	2.5
Long-term equity awards (c)	2.2	0.7	4.5	3.0
Debt costs (d)	—	—	1.6	—
Professional services (e)	1.3	0.8	3.0	1.9
Other (g)	0.3	(0.1)	0.3	—
Total Corporate Adjustments	4.5	4.1	10.9	7.6
Adjusted EBITDA:
APPT	20.0	23.3	37.4	39.9
MDCS	40.1	33.0	72.9	64.0
Fluids	6.9	6.5	12.8	12.6
Corporate	(7.4)	(5.0)	(13.5)	(11.6)
Total Adjusted EBITDA	$59.6	$57.8	$109.6	$104.9

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances within the MDCS segment.

(b)
Organizational redesign costs in the three months ended June 30, 2017 included $3.8 million for termination costs as a result of eliminated positions in APPT and $3.9 million of costs related to relocating our facilities in Italy and Germany to the Czech Republic in APPT. Organizational redesign costs in the six months ended June 30, 2017 included $7.7 million for termination costs as a result of eliminated positions in APPT and $8.7 million of costs related to relocating our facilities in Italy and Germany to the Czech Republic in APPT. Organizational redesign costs in the three months ended June 30, 2016 primarily included $1.7 million of costs related to the shutdown of facilities in APPT and $2.1 million for termination costs as a result of eliminated positions across all segments. Organizational redesign costs in the six months ended June 30, 2016 included $2.4 million of costs related to the shutdown of facilities in APPT and $0.5 million of costs related to relocating our facility in Belgium to the Czech Republic in MDCS. In the six months ended June 30, 2016, organizational redesign costs across all segments included $3.3 million for termination costs as a result of eliminated positions.

(c)
Long-term equity awards in Corporate include the charges associated with stock-based compensation awards granted to certain members of management and independent directors during the three and six months ended June 30, 2017 and 2016.

(d)	Debt costs incurred during the six months ended June 30, 2017 included $1.6 million of fees related to the 2017 Term Loan Facility.

(e)
Professional fees incurred by Corporate in the three months ended June 30, 2017 and 2016 included $1.3 million and $0.8 million, respectively, of costs for strategic organizational initiatives. Professional fees incurred by Corporate in the six months ended June 30, 2017 and 2016 included $3.0 million and $1.9 million of costs for strategic organizational initiatives, respectively.

(f)	Non-cash fair market value adjustments relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen in the fourth quarter of 2015.

(g)	Other costs for Fluids for the six months ended June 30, 2016 includes the write-off of a $0.5 million non-trade receivable.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Adjusted Diluted Earnings Per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, except per share data)
GAAP diluted earnings (loss) per share (a)	$0.14	$0.18	$(0.20)	$0.32
Amortization expense	0.10	0.12	0.20	0.22
Currency effect on intercompany advances	(0.04)	—	(0.07)	(0.10)
Organizational redesign costs	0.22	0.08	0.38	0.13
Long-term equity awards	0.03	0.01	0.06	0.04
Debt costs	—	—	0.38	—
Acquisition integration costs	—	—	—	—
Professional services	0.02	0.01	0.05	0.03
Fair market value adjustments	—	—	—	—
Annual effective tax rate adjustment	(0.02)	0.01	(0.03)	0.03
Other	0.01	—	0.01	0.01
Adjusted diluted earnings per share (a)	$0.46	$0.41	$0.78	$0.68

(a)	Represents fully diluted earnings (loss) per share for the six months ended June 30, 2017 on a pro-forma basis; calculation uses diluted shares of 70.9 million shares.

Reconciliation of Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions)
Cash provided by (used in) operating activities	$7.3	$25.5	$(1.4)	$49.4
Proceeds from disposals of property and equipment	—	—	3.5	0.6
Purchases of property and equipment	(12.3)	(12.9)	(25.0)	(20.9)
Proceeds from sale-leaseback financing transaction	10.9	—	10.9	—
Free cash flow	$5.9	$12.6	$(12.0)	$29.1